Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Kate Cox 203-352-8630
Investors: Michele Goldstein 203-352-8642

WWE Reports Fiscal 2004 Fourth Quarter Results

STAMFORD, Conn., June 21, 2004 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its fourth quarter ended April 30, 2004. The Company reported income from continuing operations of $21.1 million, or $0.30 per share, versus $6.2 million, or $0.09 cents per share in the prior year.

Revenues totaled $126.7 million as compared to $105.9 million in the prior year quarter, an increase of approximately 20%. A significant portion of the increase was due to an increase in pay-per-view buys. Our premier pay-per-view event, WrestleMania XX, achieved an estimated 885,000 buys, a 58% increase from WrestleMania XIX from the year ago period. The Company also aired four pay-per-view events as compared to three in the year ago quarter. Our January 25, 2004 pay-per-view event, Royal Rumble, achieved 582,000 estimated buys that were recorded in the current quarter. Additionally, the increase in revenues was due in part to our home video business, as revenues increased by $8.0 million during the current quarter to $11.1 million, due to the success of several new titles.

EBITDA was $36.3 million in the current quarter as compared to $15.6 million in the prior year quarter. Included in EBITDA in the current quarter was an unusual favorable item resulting from the reversal of $7.9 million accrued licensing agent commissions associated with litigation. In the prior year quarter EBITDA included a charge of $2.3 million related to a settlement with a former talent and $0.7 million related to the termination of a lease for office space. Excluding these items, EBITDA was $28.4 million as compared to $18.6 million, an increase of 53%. The increase was attributable to the success of WrestleMania XX, the additional pay-per-view event and increased unit sales of our home videos. EBITDA attributable to Royal Rumble was approximately $6.7 million.

Commenting on this announcement, Linda McMahon, Chief Executive Officer said, “Fiscal 2004 was a terrific year and we owe a great deal of thanks to our talent and employees for their contribution to these results. We have worked hard to increase our profitability, and that effort is reaping rewards, as seen in the full year results in which profitability from continuing operations more than doubled. We intend to keep a keen focus on profitability as we work to expand our business globally. We will continue to develop new and innovative approaches to enhance the WWE fan experience and draw in a generation of new fans.”

Operating income for the quarter was $32.8 million versus $11.7 million in the prior year quarter. Net income was $19.7 million, or $0.28 per share, as compared to a net loss of $4.2 million, or a net loss of $0.06 per share, in the prior year quarter. Included in the prior year quarter was an estimated loss on shutdown of The World of $12.1 million ($8.9 million, net of tax).

Results By Business Segment

Live and Televised Entertainment
 Revenues from the Company’s Live and Televised segment were $101.0 million for the current quarter as compared to $85.9 million in the prior year quarter.

•	Pay-Per-View revenues were $43.7 million versus $31.8 million in the prior year quarter. In the fourth quarter of fiscal 2004, four pay-per-view events were produced as compared to three in the prior year quarter due to the timing of our third quarter end as compared to the air date of Royal Rumble, our January program.

•	Total pay-per-view buys recorded for the quarter were approximately 2.4 million as compared to approximately 1.8 million in the prior year quarter.

•	Buys recorded for WrestleMania XX were approximately 0.9 million as compared to approximately 0.6 million in the prior year.

•	Buys recorded for Royal Rumble were approximately 0.6 million. Buys recorded in fiscal 2003 for Royal Rumble were approximately 0.5 million.

•	Live Event revenues were $22.2 million as compared to $19.0 million in the fourth quarter of last year.

•	There were 87 events, including 12 international events, during the quarter as compared to 74 events, including 5 international events, during the same period last year.

•	Profit contribution for an international event averaged approximately $165,000 in fiscal 2004 as compared to an average of approximately $41,500 for a domestic event during this same period.

•	Average attendance for our North American live events was approximately 5,000 this quarter as compared to approximately 6,500 in the prior year quarter.

•	Average attendance for our international live events was 8,400 in the current quarter as compared to 8,900 in the prior year quarter. This reduction was due to a mix of smaller venues in the current fiscal quarter.

•	Television Advertising revenues were $13.6 million as compared to $19.0 million in the prior year quarter. Commencing with the new television season in October 2003, UPN began to sell the inventory related to our SmackDown! program and to pay us a rights fee. The decline in advertising revenues was due to this new arrangement, offset partially by increased advertising revenues from our SpikeTV programming.

•	Average household ratings for the quarter for our RAW program were 3.9 as compared to 3.8 in the prior year quarter while household ratings for our SmackDown! program were 3.3 as compared to 3.2 in the prior year quarter.

Television Rights Fees revenues were $20.9 million as compared to $15.6 million in the prior year quarter. The increase was due primarily to rights fees received under the revised UPN arrangement.

Branded Merchandise
 Revenues from the Company’s Branded Merchandise segment were $25.7 million versus $20.0 million in the prior year quarter.

•	Home Video revenues were $11.1 million as compared to $3.1 million in the prior year quarter, the increase due primarily to an increase of 595,000 units sold.

•	The Monday Night War, which went on sale February 10, 2004, sold 118,000 units in the quarter.

•	WrestleMania XX, which went on sale April 27, 2004, sold 114,000 units in the quarter.

•	Licensing revenues were $3.7 million as compared to $5.0 million in the prior year quarter. The decrease was due primarily to lower licensing revenues from collectibles and lower music sales primarily due to the timing of our release dates.

•	Publishing revenues were $3.1 million as compared to $4.2 million in the prior year quarter. The decrease was due to lower newsstand and subscription units sold for our RAW and SmackDown! branded magazines as well as from our two specials.

•	Merchandise revenues were $5.8 million for both periods.

Profit Contribution (Net revenues less cost of revenues)
 Profit contribution for the quarter was $65.2 million as compared to $44.1 million in the prior year quarter. Total profit contribution margin was approximately 51% for the current quarter as compared to 42% for the prior year quarter.

•	The profit contribution margin from our Live and Televised segment was approximately 47% for the current quarter as compared to 41% in the prior year quarter. The profit margin for the current period was favorably impacted by the change in our UPN arrangement.

•	The profit contribution margin from our Branded Merchandise segment was approximately 68% for the current quarter as compared to 46% in the prior year quarter. Excluding the reversal of $7.9 million of accrued product licensing programs, the profit contribution margin for the current quarter was 37%. The decrease was due to lower merchandise margins resulting from a $2.9 million impairment charge recorded in the fourth quarter related to our e-commerce engine.

Selling, general and administrative expenses
 SG&A expenses were $26.5 million for the current quarter as compared to $28.5 million for the prior year quarter.

•	Increased advertising and promotion expenses were offset by a decrease in professional fees.

•	The prior year included $2.3 million of expense for a proposed litigation settlement as well as a $1.3 million increase to the reserve for doubtful accounts related to a certain pay-per-view provider that subsequently paid the Company in the first quarter of fiscal 2004.

Stock compensation costs
 Stock compensation costs were $2.3 million for the current quarter.

•	During the current quarter, the Company recorded a charge of $1.1 million related to the accelerated vesting of restricted stock units previously awarded to certain employees. The accelerated vesting resulted from the Company’s EBITDA for fiscal 2004 exceeding the targeted fiscal year amount under the Long-Term Incentive Plan of $65 million.

Depreciation and amortization
 Depreciation and amortization was $3.5 million for the current quarter as compared to $3.9 million for the prior year quarter.

Discontinued operations
 Discontinued operations was a loss of $1.4 million, after tax, as compared to a loss of $10.4 million, after tax, in the prior year quarter. Included in the current year quarter was an increase to the shutdown reserve for The World for additional time to sub-let the space. Included in the prior year quarter was a charge of $12.1 million ($8.9 million, net of tax) related to the shutdown of The World.

Year ended results
 Total revenues for fiscal 2004 were $374.9 million as compared to $374.3 million in the prior year period. EBITDA was $85.9 million for the current year as compared to $37.6 million in the prior year period. EBITDA for the current year period included the reversal of a $7.9 million accrual of product licensing programs and $5.9 million related to the favorable settlement of litigation. EBITDA for the prior year period included $6.2 million in net unfavorable settlements of litigation and $0.7 million of termination costs of a lease for office space. Excluding these items, EBITDA was $72.1 million in the current year as compared to $44.5 million in the prior year. Operating income for the current year was $73.6 million versus $26.6 million in the prior year period. Net income was $48.2 million, or $0.70 per share, as compared to a net loss of $19.5 million, or a loss of $0.28 per share, in the prior year period. Included in net loss for the prior year was a $35.6 million loss after tax from discontinued operations related to our entertainment complex.

Free cash flow (net cash provided by continuing operations less cash used for capital expenditures) for the fiscal year ended April 30, 2004 was $38.4 million as compared to $14.4 million for the prior year.

Fiscal 2005 Outlook

Outlook for Fiscal Year 2005

     The Company has provided the following outlook for fiscal year 2005. This outlook is subject to various risks and uncertainties outlined in the forward-looking statements included in this release and other Securities and Exchange Commission filings of the Company. While the Company has provided a “range” for each estimate this in no way precludes actual results from being more or less than the range suggested by this outlook.

Range
Revenues:
Live & Televised	$280-$300 million
Branded Merchandise	$65-$70 million
Total Revenues	$345-$365 million

Profit Contribution:
Live & Televised	41-43%
Branded Merchandise	43-45%
Total Profit Contribution	42-44%

SG&A	$88-$93 million

Stock Compensation	$4-$5 million

Targeted EBITDA:
Internal budget	$66 million
Management bonuses	$68 million

Depreciation & Amortization	$12-$13 million

Operating Income	$48-$53 million

Pre-tax Income	$52-$57 million

Effective Tax Rate	38%

Income from Continuing Operations	$32-$35 million

Earnings Per Share from Continuing Operations — Diluted	$0.46 - $0.50

The following represents certain key drivers that comprise the fiscal year 2005 outlook:

Number of Events	320-330
Average Attendance	4,700-5,000
Average Ticket Price	$40-$42
Pay-Per-View Buys	5.4 - 5.6 million
Average Weekly Household TV Ratings:
RAW	3.5 - 4.0
SmackDown!	3.2 - 3.7

Capital Expenditures	$10-$12 million

Note: World Wrestling Entertainment, Inc. will host a conference call on Tuesday, June 22, 2004 at 11:00 a.m. ET to discuss the Company’s fourth quarter earnings results for fiscal year 2004. All interested parties can access the conference call by dialing 800-894-5910 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com. Information on television ratings and community activities can be found at parents.wwe.com.

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Statements of Operations
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	April 30,	April 30,	April 30,	April 30,
	2004	2003	2004	2003
Net revenues	$126,733	$105,927	$374,909	$374,264
Cost of revenues	61,578	61,842	207,121	237,343
Selling, general and administrative expenses	26,535	28,518	78,170	99,349
Stock compensation costs	2,348	—	3,675	—
Depreciation and amortization	3,510	3,919	12,363	10,965

Operating income	32,762	11,648	73,580	26,607
Interest and other, net	1,516	(349)	6,414	331

Income before income taxes	34,278	11,299	79,994	26,938
Provision for income taxes	13,130	5,105	30,421	10,836

Income from continuing operations	21,148	6,194	49,573	16,102

Loss from discontinued operations	(1,413)	(10,379)	(1,381)	(35,557)

Net income (loss)	$19,735	$(4,185)	$48,192	$(19,455)

Earnings (loss) per share — Basic:
Continuing operations	$0.31	$0.09	$0.72	$0.22
Discontinued operations	(0.02)	(0.15)	(0.02)	(0.50)

Net income (loss)	$0.29	$(0.06)	$0.70	$(0.28)

Earnings (loss) per share — Diluted:
Continuing operations	$0.30	$0.09	$0.72	$0.22
Discontinued operations	(0.02)	(0.15)	(0.02)	(0.50)

Net income (loss)	$0.28	$(0.06)	$0.70	$(0.28)

Weighted average common shares outstanding:
Basic	68,413	70,417	68,621	70,622
Diluted	69,424	70,417	69,036	70,623

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of April 30,	As of April 30,
	2004	2003
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$48,467	$128,473
Short-term investments	224,824	142,641
Accounts receivable, net	62,703	49,075
Inventory, net	856	839
Prepaid expenses and other current assets	15,718	18,609
Assets of discontinued operations	691	21,129

Total current assets	353,259	360,766

PROPERTY AND EQUIPMENT — NET	71,369	59,325

INTANGIBLE ASSETS — NET	4,492	4,625

OTHER ASSETS	4,235	7,447

ASSETS OF DISCONTINUED OPERATIONS	20,703	—

TOTAL ASSETS	$454,058	$432,163

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$700	$777
Accounts payable	13,118	14,188
Accrued expenses and other liabilities	41,845	34,503
Deferred income	23,512	24,662
Liabilities of discontinued operations	2,401	11,554

Total current liabilities	81,576	85,684

LONG-TERM DEBT	7,955	9,126

LIABILITIES OF DISCONTINUED OPERATIONS	7,316	—

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Class A common stock	136	182
Class B common stock	548	548

Treasury stock	—	(30,569)
Additional paid-in capital	250,773	297,315
Accumulated other comprehensive (loss) income	(1,118)	243
Retained earnings	106,872	69,634

Total stockholders’ equity	357,211	337,353

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$454,058	$432,163

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Year Ended

	April 30,	April 30,
	2004	2003
OPERATING ACTIVITIES:
NET INCOME (LOSS)	$48,192	$(19,455)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations, net of tax	1,381	35,557
Depreciation and amortization	12,363	10,965
Amortization of deferred income	(1,052)	(1,268)
Stock compensation costs	2,814	—
Recoveries, net of provision for doubtful accounts	(2,295)	3,697
Provision for inventory obsolescence	237	797
Provision for deferred income taxes	5,445	1,490
Revaluation of warrants	(671)	—
Impairment of long-lived asset	2,942	—
Changes in assets and liabilities:
Accounts receivable	(11,332)	9,696
Inventory	(255)	(185)
Prepaid expenses and other assets	2,798	(521)
Accounts payable	(1,070)	(5,302)
Accrued expenses and other liabilities	7,631	(10,179)
Deferred income	(1,737)	2,740

Net cash provided by continuing operations	65,391	28,032
Net cash used in discontinued operations	(3,477)	(6,894)

Net cash provided by operating activities	61,914	21,138

INVESTING ACTIVITIES:
Purchase of property and equipment	(5,266)	(10,593)
Purchase of corporate aircraft	(20,122)	—
Asset acquisitions	(1,641)	(3,000)
(Purchase) sale of short-term investments, net	(83,963)	65,416

Net cash (used in) / provided by continuing operations	(110,992)	51,823
Net cash used in discontinued operations	—	(2,134)

Net cash (used in) / provided by investing activities	(110,992)	49,689

FINANCING ACTIVITIES:
Repayment of long-term debt	(647)	(601)
(Payment) / proceeds from capital lease agreement	(601)	601
Stock repurchase, net	(19,031)	(29,477)
Dividends paid	(10,954)	—
Net proceeds from exercise of stock options	305	405

Net cash used in continuing operations	(30,928)	(29,072)
Net cash provided by discontinued operations	—	322

Net cash used in financing activities	(30,928)	(28,750)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(80,006)	42,077
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	128,473	86,396

CASH AND CASH EQUIVALENTS, END OF PERIOD	$48,467	$128,473

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	April 30,	April 30,	April 30,	April 30,
	2004	2003	2004	2003
Net income (loss) reported on U.S. GAAP basis	$19,735	$(4,185)	$48,192	$(19,455)

Loss from discontinued operations	1,413	10,379	1,381	35,557
Provision for income taxes	13,130	5,105	30,421	10,836
Interest and other, net	(1,516)	349	(6,414)	(331)
Depreciation and amortization	3,510	3,919	12,363	10,965

EBITDA	$36,272	$15,567	$85,943	$37,572

Non-GAAP Measure:

EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s cash flow. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to income from continuing operations, net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	April 30,	April 30,	April 30,	April 30,
	2004	2003	2004	2003
Net cash provided by continuing operations	$13,729	$4,005	$65,391	$28,032
Less cash provided for capital expenditures:
Purchase of property and equipment	1,781	1,708	5,266	10,593
Purchase of corporate aircraft	—		20,122	—
Asset acquisitions	—	3,000	1,641	3,000

Free Cash Flow	$11,948	$(703)	$38,362	$14,439

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of performance under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.